Exhibit 4.6

Condensed Combined Financial Statements

of Granite Real Estate Investment Trust

and Granite REIT Inc.

For the three and nine months ended September 30, 2020 and 2019

Condensed Combined Balance Sheets

(Canadian dollars in thousands)

(Unaudited)

As at	Note	September 30, 2020	December 31, 2019
ASSETS

Non-current assets:
Investment properties	4	$5,338,887	$4,457,899
Construction funds in escrow	6	8,797	16,767
Deferred tax assets		4,063	4,057
Fixed assets, net		3,029	2,119
Other assets	6	4,671	1,273
		5,359,447	4,482,115

Current assets:
Other receivable	7	—	11,650
Accounts receivable		7,783	7,812
Income taxes receivable		479	315
Prepaid expenses and other		4,939	3,387
Cash and cash equivalents	15(d)	539,677	298,677
Total assets		$5,912,325	$4,803,956

LIABILITIES AND EQUITY

Non-current liabilities:
Unsecured debt, net	8(a)	$1,441,449	$1,186,994
Cross currency interest rate swaps	8(b)	75,484	30,365
Long-term portion of lease obligations	9	33,167	32,426
Deferred tax liabilities		367,464	320,972
		1,917,564	1,570,757

Current liabilities:
Unsecured debt, net	8(a)	249,814	—
Cross currency interest rate swaps	8(b)	17,626	—
Deferred revenue	10	8,016	5,804
Accounts payable and accrued liabilities	10	64,943	50,183
Distributions payable	11	13,999	13,081
Short-term portion of lease obligations	9	827	619
Income taxes payable		17,107	15,402
Total liabilities		2,289,896	1,655,846

Equity:
Stapled unitholders’ equity	12	3,620,343	3,146,143
Non-controlling interests		2,086	1,967
Total equity		3,622,429	3,148,110
Total liabilities and equity		$5,912,325	$4,803,956

Commitments and contingencies (note 18)

See accompanying notes

2    Granite REIT 2020 Third Quarter Report

Condensed Combined Statements of Net Income

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
	Note	2020	2019	2020	2019
Rental revenue	13(a)	$87,900	$68,817	$246,958	$199,292
Lease termination and close-out fees		—	—	—	855
Revenue		87,900	68,817	246,958	200,147
Property operating costs	13(b)	11,417	8,677	31,428	25,711
Net operating income		76,483	60,140	215,530	174,436

General and administrative expenses	13(c)	9,572	6,902	24,285	23,412
Depreciation and amortization		286	243	794	676
Interest income		(535)	(2,288)	(1,810)	(7,892)
Interest expense and other financing costs	13(d)	10,587	7,553	24,995	22,906
Foreign exchange (gains) losses, net		(247)	423	(2,989)	1,189
Fair value gains on investment properties, net	4	(62,045)	(78,226)	(132,586)	(197,876)
Fair value (gains) losses on financial instruments, net	13(e)	(1,048)	(1,946)	4,737	(190)
Loss on sale of investment properties	5	164	652	164	2,035
Income before income taxes		119,749	126,827	297,940	330,176
Income tax expense	14	14,513	12,199	35,650	38,543
Net income		$105,236	$114,628	$262,290	$291,633

Net income attributable to:
Stapled unitholders		$105,199	$114,528	$262,152	$291,451
Non-controlling interests		37	100	138	182
		$105,236	$114,628	$262,290	$291,633

See accompanying notes

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Condensed Combined Statements of Comprehensive Income

(Canadian dollars in thousands)

(Unaudited)

			Three Months Ended September 30,		Nine Months Ended September 30,
	Note		2020	2019	2020	2019
Net income			$105,236	$114,628	$262,290	$291,633

Other comprehensive (loss) income:
Foreign currency translation adjustment(1)			(24,631)	(22,824)	139,517	(144,663)
Unrealized (loss) gain on net investment hedges, includes income taxes of nil(1)	8	(b)	(15,930)	31,382	(60,276)	82,666
Total other comprehensive (loss) income			(40,561)	8,558	79,241	(61,997)
Comprehensive income			$64,675	$123,186	$341,531	$229,636
(1) Items that may be reclassified subsequently to net income if a foreign subsidiary is disposed of or hedges are terminated or no longer assessed as effective.
Comprehensive income attributable to:

Stapled unitholders			$64,641	$123,141	$341,376	$229,559
Non-controlling interests			34	45	155	77
			$64,675	$123,186	$341,531	$229,636

See accompanying notes

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Condensed Combined Statements of Unitholders’ Equity

(Canadian dollars in thousands)

(Unaudited)

Nine Months Ended September 30, 2020
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2020	54,052	$2,608,050	$54,654	$367,249	$116,190	$3,146,143	$1,967	$3,148,110
Net income	—	—	—	262,152	—	262,152	138	262,290
Other comprehensive income	—	—	—	—	79,224	79,224	17	79,241
Stapled unit offering, net of issuance costs (note 12(c))	4,255	276,918	—	—	—	276,918	—	276,918
Distributions (note 11)	—	—	—	(121,054)	—	(121,054)	(130)	(121,184)
Contributions from non-controlling interests	—	—	—	—	—	—	94	94
Units issued under the stapled unit plan (note 12(a))	31	1,977	—	—	—	1,977	—	1,977
Units repurchased for cancellation (note 12(b))	(491)	(23,689)	(1,328)	—	—	(25,017)	—	(25,017)
As at September 30, 2020	57,847	$2,863,256	$53,326	$508,347	$195,414	$3,620,343	$2,086	$3,622,429

Nine Months Ended September 30, 2019
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2019	45,685	$2,063,778	$95,787	$124,501	$211,452	$2,495,518	$1,467	$2,496,985
Net income	—	—	—	291,451	—	291,451	182	291,633
Other comprehensive loss	—	—	—	—	(61,892)	(61,892)	(105)	(61,997)
Stapled unit offering, net of issuance costs (note 12(c))	3,749	220,378	—	—	—	220,378	—	220,378
Distributions (note 11)	—	—	—	(101,062)	—	(101,062)	(150)	(101,212)
Special distribution paid in units and immediately consolidated (note 11)	—	41,128	(41,128)	—	—	—	—	—
Units issued under the stapled unit plan (note 12(a))	20	1,207	—	—	—	1,207	—	1,207
Units repurchased for cancellation (note 12(b))	(1)	(35)	(5)	—	—	(40)	—	(40)
As at September 30, 2019	49,453	$2,326,456	$54,654	$314,890	$149,560	$2,845,560	$1,394	$2,846,954

See accompanying notes

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Condensed Combined Statements of Cash Flows

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
	Note	2020	2019	2020	2019
OPERATING ACTIVITIES

Net income		$105,236	$114,628	$262,290	$291,633
Items not involving operating cash flows	15(a)	(48,497)	(66,750)	(91,827)	(156,014)
Leasing commissions paid		(2,535)	(598)	(2,535)	(822)
Tenant allowances paid		(349)	—	(590)	(204)
Current income tax expense	14(a)	2,159	1,776	5,535	5,373
Income taxes paid		(4,789)	(2,014)	(4,766)	(5,697)
Interest expense		10,094	7,217	23,678	21,819
Interest paid		(5,597)	(6,174)	(17,901)	(20,261)
Changes in working capital balances	15(b)	10,388	(5,289)	12,016	(2,497)
Cash provided by operating activities		66,110	42,796	185,900	133,330

INVESTING ACTIVITIES

Investment properties:
Property acquisitions	3	(114,713)	(51,570)	(565,346)	(469,254)
Working capital acquired on acquisitions		(7,252)	—	(7,252)	—
Proceeds from disposals, net	4, 5	35,468	12,610	35,468	38,238
Capital expenditures
— Maintenance or improvements		(1,431)	(847)	(4,749)	(2,632)
— Developments or expansions		(7,830)	(7,203)	(33,433)	(11,884)
— Costs to complete acquired property	4	(2,012)	—	(8,603)	—
Construction funds in escrow	6	2,012	—	8,603	—
Mortgage receivable proceeds	5	—	—	—	16,845
Acquisition deposits		—	(1,325)	—	(1,325)
Fixed asset additions		(314)	(44)	(1,048)	(132)
Cash used in investing activities		(96,072)	(48,379)	(576,360)	(430,144)

FINANCING ACTIVITIES

Monthly distributions paid		(41,994)	(34,564)	(120,134)	(100,187)
Special distribution paid	11	—	—	—	(13,710)
Proceeds from unsecured debentures, net of financing costs	8(a)	(999)	—	496,895	—
Repayment of lease obligations	9	(198)	(656)	(642)	(1,508)
Financing costs paid		—	—	(30)	(25)
Distributions to non-controlling interests		—	—	(130)	(150)
Proceeds from stapled unit offerings, net of issuance costs	12(c)	(593)	—	276,918	220,378
Repurchase of stapled units	12(b)	—	(3)	(25,017)	(40)
Cash (used in) provided by financing activities		(43,784)	(35,223)	627,860	104,758
Effect of exchange rate changes on cash and cash equivalents		(3,825)	(642)	3,600	(10,776)
Net (decrease) increase in cash and cash equivalents during the period		(77,571)	(41,448)	241,000	(202,832)
Cash and cash equivalents, beginning of period		617,248	496,862	298,677	658,246
Cash and cash equivalents, end of period		$539,677	$455,414	$539,677	$455,414

See accompanying notes

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Notes to Condensed Combined Financial Statements

(All amounts in thousands of Canadian dollars unless otherwise noted)

(Unaudited)

1. NATURE AND DESCRIPTION OF THE TRUST

Effective January 3, 2013, Granite Real Estate Inc. (“Granite Co.”) completed its conversion from a corporate structure to a stapled unit real estate investment trust (“REIT”) structure. All of the common shares of Granite Co. were exchanged, on a one-for-one basis, for stapled units, each of which consists of one unit of Granite Real Estate Investment Trust (“Granite REIT”) and one common share of Granite REIT Inc. (“Granite GP”). Granite REIT is an unincorporated, open-ended, limited purpose trust established under and governed by the laws of the province of Ontario and created pursuant to a Declaration of Trust dated September 28, 2012 and as subsequently amended on January 3, 2013 and December 20, 2017. Granite GP was incorporated on September 28, 2012 under the Business Corporations Act (British Columbia). Granite REIT, Granite GP and their subsidiaries (together “Granite” or the “Trust”) are carrying on the business previously conducted by Granite Co.

The stapled units trade on the Toronto Stock Exchange and on the New York Stock Exchange. The principal office of Granite REIT is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario, M5K 1H1, Canada. The registered office of Granite GP is Suite 2600, Three Bentall Centre, 595 Burrard Street, P.O. Box 49314, Vancouver, British Columbia, V7X 1L3, Canada.

The Trust is a Canadian-based REIT engaged in the acquisition, development, ownership and management of logistics, warehouse and industrial properties in North America and Europe.

These condensed combined financial statements were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on November 4, 2020.

2. SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation and Statement of Compliance

The condensed combined financial statements for the three and nine month periods ended September 30, 2020 have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”). These interim condensed combined financial statements do not include all the information and disclosures required in the annual financial statements, which were prepared in accordance with International Financial Reporting Standards (“IFRS”), and should be read in conjunction with the Trust’s annual financial statements as at and for the year ended December 31, 2019.

(b)	Combined Financial Statements and Basis of Consolidation

As a result of the REIT conversion described in note 1, the Trust does not have a single parent; however, each unit of Granite REIT and each share of Granite GP trade as a single stapled unit and accordingly, Granite REIT and Granite GP have identical ownership. Therefore, these financial statements have been prepared on a combined basis whereby the assets, liabilities and results of Granite GP and Granite REIT have been combined. The combined financial statements include the subsidiaries of Granite GP and Granite REIT. Subsidiaries are fully consolidated by Granite GP or Granite REIT from the date of acquisition, being the date on which control is obtained. The subsidiaries continue to be consolidated until the date that such control ceases. Control exists

Granite REIT 2020 Third Quarter Report    7

when Granite GP or Granite REIT have power, exposure or rights to variable returns and the ability to use their power over the entity to affect the amount of returns it generates.

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

(c)	Accounting Policies

The condensed combined financial statements have been prepared using the same accounting policies as were used for the Trust’s annual combined financial statements and the notes thereto for the year ended December 31, 2019.

(d)	Future Accounting Policy Changes

As at September 30, 2020, there are no new accounting standards issued but not yet applicable to the condensed combined financial statements except for the following:

Agenda Decision — IFRS 16, Leases

In December 2019, the IFRS Interpretations Committee issued a final agenda decision in regards to the determination of the lease term for cancellable or renewable leases under IFRS 16, Leases (the “Decision”) and whether the useful life of any non-removable leasehold improvements is limited to the lease term of the related lease. As of September 30, 2020, the Trust completed the impact assessment and determined that there is no material impact from the adoption of this interpretation on its combined financial statements.

(e)	COVID-19 Pandemic

During the nine month period ended September 30, 2020, the coronavirus disease (“COVID-19”) pandemic has resulted in governments across Granite’s operating markets enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity and capital markets have also experienced significant volatility and weakness during this time. Governments across the globe have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. Granite is continuing to monitor the impact of the COVID-19 pandemic on its business, liquidity and results of operations.

During the three and nine month periods ended September 30, 2020, there has not been any significant impact on Granite’s operations, assets or liabilities as a result of COVID-19. Granite has received 100% of rents due in the third quarter of 2020 and 99.9% of October rents. Granite has not recognized any provisions for uncollected rent at this time as it expects any outstanding rent to be received. Granite reviewed its future cash flow projections and the valuation of its properties considering the impacts of the COVID-19 pandemic during the nine month period ended September 30, 2020 and Granite does not expect, at this time, that COVID-19 will have a significant impact to the fair value of its investment property portfolio. In addition, there have not been any significant fair value losses on investment properties recorded in the three and nine month periods ended September 30, 2020.

Granite continues to review its future cash flow projections and the valuation of its investment properties in light of the COVID-19 pandemic. The carrying value of Granite’s investment properties reflects its best estimate for the highest and best use as at September 30, 2020 (note 4). The duration of the COVID-19 pandemic, and the potential for further waves of new infections in the markets where Granite operates that could lead to the reinstatement of emergency measures, cannot be predicted. As such, the length and full scope of the economic

8    Granite REIT 2020 Third Quarter Report

impact of COVID-19 and other consequential changes it will have on Granite’s business and operations in the long-term cannot be forecasted with certainty at this time. Certain aspects of Granite’s business and operations that could potentially be impacted include rental income, occupancy, capital expenditures, future demand for space and market rents, all of which ultimately impact the underlying valuation of investment properties.

3. ACQUISITIONS

During the nine month periods ended September 30, 2020 and 2019, property acquisitions consisted of the following:

Acquisitions During The Nine Months Ended September 30, 2020

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost
Property under development:
Aquamarijnweg 2(1)	Bleiswijk, Netherlands	March 13, 2020	$35,632	$145	$35,777
Income-producing properties:
Oude Graaf 15	Weert, Netherlands	May 1, 2020	31,910	297	32,207
De Kroonstraat 1	Tilburg, Netherlands	July 1, 2020	71,716	646	72,362
Francis Baconstraat 4	Ede, Netherlands	July 1, 2020	21,403	243	21,646
8995 Airport Road	Brampton, ON	September 1, 2020	22,173	452	22,625
555 Beck Crescent	Ajax, ON	September 30, 2020	15,350	335	15,685

Memphis portfolio (three properties):
4460 E. Holmes Road, 4995 Citation Drive and 8650 Commerce Drive	Memphis, TN, and Southaven, MS	June 18, 2020	111,590	491	112,081

Midwest portfolio (five properties):
6201 Green Pointe Drive South, 8779 Le Saint Drive, 8754 Trade Port Drive and 445 Airtech Parkway	Groveport, OH, Hamilton, OH, West Chester, OH, and Indianapolis, IN	June 18, 2020	177,647	785	178,432
5415 Centerpoint Parkway	Obetz, OH	July 8, 2020	45,092	252	45,344

Mississauga portfolio (four properties):
5600, 5610, 5620 and 5630 Timberlea Boulevard	Mississauga, ON	September 28, 2020	19,450	473	19,923

Development land:
5005 Parker Henderson Road	Fort Worth, TX	June 8, 2020	8,932	332	9,264
			$560,895	$4,451	$565,346

(1)

The development in Bleiswijk, Netherlands was completed during September 2020 and subsequently transferred to income-producing properties. The property purchase price includes a tenant allowance of $6.8 million (€4.4 million) paid in September 2020 associated with the acquisition.

Granite REIT 2020 Third Quarter Report    9

Acquisitions During The Nine Months Ended September 30, 2019

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost
Income-producing properties:
201 Sunridge Boulevard	Wilmer, TX	March 1, 2019	$58,087	$223	$58,310
3501 North Lancaster Hutchins Road	Lancaster, TX	March 1, 2019	106,120	222	106,342
2020 & 2095 Logistics Drive(1)	Mississauga, ON	April 9, 2019	174,106	487	174,593
1901 Beggrow Street	Columbus, OH	May 23, 2019	71,607	267	71,874
Heirweg 3	Born, Netherlands	July 8, 2019	25,704	1,627	27,331
1222 Commerce Parkway	Horn Lake, MS	August 1, 2019	24,492	116	24,608

Development land:
8320 Stedman Street	Houston, TX	July 1, 2019	33,361	295	33,656
			$493,477	$3,237	$496,714

(1)	Includes right-of-use asset related to ground lease of $20.5 million.

During the nine month period ended September 30, 2020, the transaction costs of $4.5 million (2019 — $3.2 million), which included land transfer taxes and legal and advisory costs were first capitalized to the cost of the respective property and then subsequently expensed to net fair value gains on investment properties on the condensed combined statements of net income as a result of measuring the properties at fair value.

4. INVESTMENT PROPERTIES

As at	September 30, 2020	December 31, 2019
Income-producing properties	$5,270,271	$4,377,623
Properties under development	29,518	51,310
Land held for development	39,098	28,966
	$5,338,887	$4,457,899

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Changes in investment properties are shown in the following table:

	Nine Months Ended September 30, 2020			Year Ended December 31, 2019
	Income- producing properties	Properties under development	Land held for development	Income- producing properties	Properties under development	Land held for development
Balance, beginning of period	$4,377,623	$51,310	$28,966	$3,415,786	$17,009	$3,984
Maintenance or improvements	3,161	—	—	3,272	—	—
Leasing commissions	2,535	—	—	1,079	—	—
Tenant allowances	644	—	—	515	—	—
Developments or expansions	58	36,427	270	3,641	27,250	—
Acquisitions (note 3)	520,305	35,777	9,264	951,065	8,932	24,939
Costs to complete acquired property (note 6)	8,603	—	—	—	—	—
Disposals (note 5)	(23,500)	—	—	—	—	—
Transfer to income-producing properties	97,733	(97,733)	—	—	—	—
Classified as assets held for sale (note 5)	—	—	—	(61,120)	—	—
Amortization of straight-line rent	6,262	—	—	5,074	—	—
Amortization of tenant allowances	(3,963)	—	—	(5,122)	—	—
Other changes	(89)	—	—	189	—	—
Fair value gains (losses), net	133,063	(145)	(332)	243,351	(135)	557
Foreign currency translation, net	147,836	3,882	930	(180,107)	(1,746)	(514)
Balance, end of period	$5,270,271	$29,518	$39,098	$4,377,623	$51,310	$28,966

The Trust determines the fair value of an income-producing property based upon, among other things, rental income from current leases and assumptions about rental income from future leases reflecting market conditions and lease renewals at the applicable balance sheet dates, less future cash outflows in respect of such leases. Fair values are primarily determined by discounting the expected future cash flows, generally over a term of 10 years, plus a terminal value based on the application of a capitalization rate to estimated year 11 cash flows. The fair values of properties under development are measured using a discounted cash flow model, net of costs to complete, as of the balance sheet date. The Trust measures its investment properties using valuations prepared by management. The Trust does not measure its investment properties based on valuations prepared by external appraisers but uses such external appraisals as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of certain of Granite’s portfolio and tenant profile and its knowledge of the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. There has been no change in the valuation methodology during the period.

Refer to note 2(e) for a discussion of the impact of the COVID-19 pandemic on the Trust’s business and operations, including the valuation of investment properties.

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Included in investment properties is $25.5 million (December 31, 2019 — $18.9 million) of net straight-line rent receivable arising from the recognition of rental revenue on a straight-line basis over the lease term.

Details about contractual obligations to purchase, construct and develop properties can be found in the commitments and contingencies note (note 18).

Tenant minimum rental commitments payable to Granite on non-cancellable operating leases as at September 30, 2020 are as follows:

Year ended September 30,
2021	$309,280
2022	304,458
2023	276,380
2024	208,062
2025	172,342
2026 and thereafter	840,113
$2,110,635

Valuations are most sensitive to changes in discount rates and terminal capitalization rates. The key valuation metrics for income-producing properties by country are set out below:

As at	September 30, 2020			December 31, 2019
	Weighted average(1)	Maximum	Minimum	Weighted average(1)	Maximum	Minimum
Canada
Discount rate	5.74%	6.25%	5.25%	5.90%	8.75%	5.25%
Terminal capitalization rate	5.27%	5.75%	5.00%	5.55%	8.00%	5.00%

United States
Discount rate	6.36%	9.50%	5.00%	6.41%	9.50%	5.00%
Terminal capitalization rate	5.82%	8.75%	4.75%	6.23%	8.75%	5.25%

Germany
Discount rate	7.01%	9.00%	5.50%	6.83%	8.25%	5.70%
Terminal capitalization rate	5.94%	8.00%	4.50%	6.31%	8.75%	5.00%

Austria
Discount rate	8.50%	10.50%	8.00%	7.96%	10.00%	7.00%
Terminal capitalization rate	7.29%	9.75%	6.75%	7.34%	9.75%	6.75%

Netherlands
Discount rate	5.15%	6.75%	4.00%	5.24%	6.00%	4.70%
Terminal capitalization rate	5.41%	7.55%	3.75%	6.14%	7.55%	5.60%

Other
Discount rate	7.49%	9.50%	6.75%	8.25%	10.00%	7.25%
Terminal capitalization rate	6.91%	10.00%	5.75%	8.20%	9.75%	6.25%

Total
Discount rate	6.54%	10.50%	4.00%	6.60%	10.00%	4.70%
Terminal capitalization rate	5.93%	10.00%	3.75%	6.32%	9.75%	5.00%

(1)	Weighted based on income-producing property fair value.

12    Granite REIT 2020 Third Quarter Report

5. ASSETS HELD FOR SALE AND DISPOSITIONS

During the nine month period ended September 30, 2020, Granite disposed of two properties located in Canada. The disposed properties consist of the following:

Property	Location	Date disposed	Sale price
201 Patillo Road	Tecumseh, ON	September 14, 2020	$17,000
2032 First Street Louth	St. Catharines, ON	September 14, 2020	6,500
			$23,500

During the three and nine month periods ended September 30, 2020, Granite incurred $0.6 million (2019 — $0.7 million) and $0.6 million (2019 — $2.0 million), respectively, of broker commissions and legal and advisory costs associated with the disposal or planned disposal of the assets held for sale which are included in the loss on sale of investment properties on the condensed combined statements of net income. In connection with the disposal of a property in South Carolina in September 2018, on July 22, 2020, Granite settled the associated obligation in cash. Upon receipt of the proceeds receivable (note 10) a resulting gain of $0.4 million was realized which is included in loss on sale of investment properties on the condensed combined statements of net income.

During the nine month period ended September 30, 2019, Granite disposed of seven properties located in Canada and the United States for gross proceeds totaling $56.9 million. The gross proceeds associated with four properties disposed of included a vendor take-back mortgage of $16.8 million (US$12.7 million) which was repaid on June 18, 2019.

At September 30, 2020 and December 31, 2019, there were no investment properties classified as assets held for sale.

6. NON-CURRENT ASSETS

Construction Funds In Escrow

On November 19, 2019, Granite acquired a developed property located at 1301 Chalk Hill Road, Dallas, Texas which had outstanding construction work. Consequently, $20.5 million (US$15.5 million) of the purchase price was placed in escrow to pay for the remaining construction costs. The funds are released from escrow as the construction is completed. As at September 30, 2020, $8.8 million (US$6.6 million) remained in escrow (December 31, 2019 — $16.8 million (US$12.9 million)). As construction is completed, the construction costs are capitalized to the cost of the investment property. During the nine month period ended September 30, 2020, $8.6 million (US$6.3 million) was released from escrow and capitalized to the property (note 4).

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Other Assets

As at	September 30, 2020	December 31, 2019
Deferred financing costs associated with the revolving credit facility	$677	$885
Long-term receivables	374	388
2027 Cross Currency Interest Rate Swap (note 8(b))	3,620	—
	$4,671	$1,273

7. CURRENT ASSETS

Other Receivable

On July 22, 2020, the full amount of the proceeds receivable of $12.1 million (US$9.0 million) associated with the disposal of a property in South Carolina in September 2018 was received. The estimated sale price for the property in 2018 was determined using an income approach that assumed a forecast consumer price index inflation factor at the date of disposition. Accordingly, the proceeds receivable was subject to change and was dependent upon the actual consumer price index inflation factor as at December 31, 2019. As at December 31, 2019, the proceeds receivable was $11.7 million (US$9.0 million).

8. UNSECURED DEBT AND CROSS CURRENCY INTEREST RATE SWAPS

(a)	Unsecured Debentures and Term Loans, Net

As at		September 30, 2020		December 31, 2019
	Maturity Date	Amortized Cost(1)	Principal issued and outstanding	Amortized Cost(1)	Principal issued and outstanding
2021 Debentures	July 5, 2021	$249,814	$250,000	$249,646	$250,000
2023 Debentures	November 30, 2023	398,986	400,000	398,746	400,000
2027 Debentures	June 4, 2027	497,025	500,000	—	—
2024 Term Loan	December 19, 2024	245,930	246,494	239,153	239,816
2026 Term Loan	December 11, 2026	299,508	300,000	299,449	300,000
		$1,691,263	$1,696,494	$1,186,994	$1,189,816

(1)

The amounts outstanding are net of deferred financing costs and, in the case of the term loans, debt modification losses. The deferred financing costs and debt modification losses are amortized using the effective interest method and are recorded in interest expense.

As at	September 30, 2020	December 31, 2019
Unsecured Debentures and Term Loans, Net
Non-current	$1,441,449	$1,186,994
Current	249,814	—
	$1,691,263	$1,186,994

On June 4, 2020, Granite REIT Holdings Limited Partnership (“Granite LP”), a wholly-owned subsidiary of Granite, issued at par $500.0 million aggregate principal amount of 3.062% Series 4

14    Granite REIT 2020 Third Quarter Report

senior debentures due June 4, 2027 (the “2027 Debentures”). Interest on the 2027 Debentures is payable semi-annually in arrears on June 4 and December 4 of each year. Deferred financing costs of $3.1 million were incurred in connection with the issuance of the 2027 Debentures and are recorded as a reduction against the principal owing.

The 2027 Debentures are redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2027 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2027 Debenture, a price equal to which, if the 2027 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 65.0 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of June 4, 2027. Granite also has the option to redeem the 2027 Debentures at par plus any accrued and unpaid interest within 30 days of the maturity date of June 4, 2027.

(b)	Cross Currency Interest Rate Swaps

As at	September 30, 2020	December 31, 2019
Financial asset at fair value
2027 Cross Currency Interest Rate Swap (note 6)	$3,620	$—
Financial liabilities at fair value
2021 Cross Currency Interest Rate Swap	$17,626	$3,630
2023 Cross Currency Interest Rate Swap	35,629	24,298
2024 Cross Currency Interest Rate Swap	14,755	1,202
2026 Cross Currency Interest Rate Swap	25,100	1,235
	$93,110	$30,365

As at	September 30, 2020	December 31, 2019
Financial liabilities at fair value
Non-current	$75,484	$30,365
Current	17,626	—
	$93,110	$30,365

On July 3, 2014, the Trust entered into a cross currency interest rate swap (the “2021 Cross Currency Interest Rate Swap”) to exchange the 3.788% semi-annual interest payments from the debentures that mature in 2021 (the “2021 Debentures”) for Euro denominated payments at a 2.68% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €171.9 million in exchange for which it will receive $250.0 million on July 5, 2021.

On December 20, 2016, the Trust entered into a cross currency interest rate swap (the “2023 Cross Currency Interest Rate Swap”) to exchange the 3.873% semi-annual interest payments from the debentures that mature in 2023 (the “2023 Debentures”) for Euro denominated payments at a 2.43% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €281.1 million in exchange for which it will receive $400.0 million on November 30, 2023.

On September 24, 2019, in conjunction with a refinancing, the Trust entered into a new cross currency interest rate swap (the “2024 Cross Currency Interest Rate Swap”) to exchange the

Granite REIT 2020 Third Quarter Report    15

LIBOR plus margin monthly interest payments from the term loan that matures in 2024 (the “2024 Term Loan”) for Euro denominated payments at a 0.522% fixed interest rate. In addition, under the terms of the 2024 Cross Currency Interest Rate Swap, Granite will pay principal proceeds of €168.2 million in exchange for which it will receive US$185.0 million on December 19, 2024.

On November 27, 2019, also in conjunction with a refinancing, the Trust entered into a new cross currency interest rate swap (the “2026 Cross Currency Interest Rate Swap”) to exchange the CDOR plus margin monthly interest payments from the term loan that matures in 2026 (the “2026 Term Loan”) for Euro denominated payments at a 1.355% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €205.5 million in exchange for which it will receive $300.0 million on December 11, 2026.

On June 4, 2020, the Trust entered into a cross currency interest rate swap (the “2027 Cross Currency Interest Rate Swap”) to exchange the $500.0 million proceeds and the 3.062% semi-annual interest payments from the 2027 Debentures for US$370.3 million and US dollar denominated interest payments at a 2.964% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of US$370.3 million in exchange for which it will receive $500.0 million on June 4, 2027.

The cross currency interest rate swaps are designated as net investment hedges of the Trust’s investments in foreign operations. The effectiveness of the hedges are assessed quarterly. Gains and losses associated with the effective portion of the hedges are recognized in other comprehensive income. For the three and nine month periods ended September 30, 2020, the Trust has assessed the net investment hedge associated with each cross currency interest rate swap, except for a portion of the 2024 Cross Currency Interest Rate Swap, to be effective. With the refinancing of the 2024 Term Loan in 2019, the Trust has assessed only the foreign exchange movements associated with the fair value change of the 2024 Cross Currency Interest Rate Swap to be effective. Accordingly, the change in fair value relating to foreign exchange movements on the 2024 Cross Currency Interest Rate Swap and the fair value gains or losses on all other cross currency interest rate swaps are recorded in other comprehensive income. For the three and nine month periods ended September 30, 2020, since there is no effective hedge for the interest and other movements associated with the fair value change of the 2024 Cross Currency Interest Rate Swap, a fair value gain of $1.4 million and a fair value loss of $5.7 million is recognized in fair value losses on financial instruments, net (note 13(e)), respectively, in the condensed combined statements of net income.

The Trust has elected to record the differences resulting from the lower interest rates associated with the cross currency interest rate swaps in the condensed combined statements of net income.

9. LEASE OBLIGATIONS

As at September 30, 2020, the Trust had leases for the use of office space, office and other equipment, and ground leases for the land upon which four income-producing properties in Europe and Canada are situated. The Trust recognized these leases as right-of-use assets and recorded related lease liability obligations. During the nine month period ended September 30, 2020, Granite recorded an additional right-of-use asset and related lease obligation of $0.6 million for office space in the United States.

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Future minimum lease payments relating to the right-of-use assets as at September 30, 2020 in aggregate for the next five years and thereafter are as follows:

Remainder of 2020	$149
2021	862
2022	559
2023	275
2024	264
2025 and thereafter	31,885
$33,994

During the three and nine month periods ended September 30, 2020, the Trust recognized $0.4 million (2019 — $0.4 million) and $1.2 million (2019 — $0.9 million) of interest expense, respectively, related to lease obligations (note 13(d)).

10. CURRENT LIABILITIES

Deferred Revenue

Deferred revenue relates to prepaid and unearned revenue received from tenants and fluctuates with the timing of rental receipts.

Bank Indebtedness

On February 1, 2018, the Trust entered into an unsecured revolving credit facility in the amount of $500.0 million that is available by way of Canadian dollar, US dollar or Euro denominated loans or letters of credit and matures on February 1, 2023. The Trust has the option to extend the maturity date by one year to February 1, 2024 subject to the agreement of lenders in respect of a minimum of 66 2/3% of the aggregate amount committed under the facility. The credit facility provides the Trust with the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $100.0 million with the consent of the participating lenders. As at September 30, 2020, the Trust had no amounts drawn (December 31, 2019 — nil) from the credit facility and $1.0 million (December 31, 2019 — $1.0 million) in letters of credit issued against the facility.

Accounts Payable and Accrued Liabilities

As at	September 30, 2020	December 31, 2019
Accounts payable	$9,653	$6,840
Tenant security deposits	4,768	3,978
Employee unit-based compensation	6,241	5,586
Trustee/director unit-based compensation	4,786	3,301
Accrued salaries, incentives and benefits	4,374	5,416
Accrued interest payable	12,832	6,507
Accrued construction payable	7,223	5,933
Accrued professional fees	2,797	3,822
Accrued property operating costs	11,579	6,376
Accrual associated with a property disposal (note 7)	—	1,944
Other accrued liabilities	690	480
	$64,943	$50,183

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In connection with the disposal of a property in South Carolina in September 2018, Granite retained an obligation to make certain repairs to the building. Accordingly, a liability was recorded at the time the property was disposed of, as determined using a third-party report. On July 22, 2020 in conjunction with the receipt of the proceeds receivable for this property disposal (note 7) Granite settled the obligation in cash.

11. DISTRIBUTIONS TO STAPLED UNITHOLDERS

Total distributions declared to stapled unitholders in the three month period ended September 30, 2020 were $42.0 million (2019 — $34.6 million) or 72.6 cents per stapled unit (2019 — 69.9 cents per stapled unit). Total distributions declared to stapled unitholders in the nine month period ended September 30, 2020 were $121.1 million (2019 — $101.1 million) or $2.18 per stapled unit (2019 — $2.10 per stapled unit). Distributions payable at September 30, 2020 of $14.0 million, representing the September 2020 distribution, were paid on October 15, 2020. Distributions payable at December 31, 2019 of $13.1 million were paid on January 15, 2020 and represented the December 2019 monthly distributions.

On October 16, 2020, distributions of $14.0 million or 24.2 cents per stapled unit were declared and will be paid on November 16, 2020.

Granite paid a special distribution on January 15, 2019 of $1.20 per stapled unit, which comprised of 30.0 cents per unit payable in cash of $13.7 million and 90.0 cents per unit payable by the issuance of stapled units. Immediately following the issuance of the stapled units, the stapled units were consolidated such that each unitholder held the same number of stapled units after the consolidation as each unitholder held prior to the special distribution. In January 2019, upon the issuance of the stapled units, the stapled units account increased and contributed surplus decreased by $41.1 million, respectively.

12. STAPLED UNITHOLDERS’ EQUITY

(a)	Unit-Based Compensation

Incentive Stock Option Plan

The Incentive Stock Option Plan allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. As at September 30, 2020 and December 31, 2019, there were no options outstanding under this plan.

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Director/Trustee Deferred Share Unit Plan

The Trust has two Non-Employee Director Share-Based Compensation Plans (the “DSPs”) which provide for a deferral of up to 100% of each non-employee director’s total annual remuneration, at specified levels elected by each director. A reconciliation of the changes in the notional deferred share units (“DSUs”) outstanding is presented below:

	2020		2019
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
DSUs outstanding, January 1	50	$48.01	44	$46.01
Granted	13	66.73	13	55.02
Settled	—	—	(11)	51.57
DSUs outstanding, September 30	63	$51.87	46	$47.19

Executive Deferred Stapled Unit Plan

The Executive Deferred Stapled Unit Plan (the “Restricted Stapled Unit Plan”) of the Trust provides for the issuance of Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”) and is designed to provide equity-based compensation in the form of stapled units to executives and other employees (the “Participants”). A reconciliation of the changes in notional stapled units outstanding under the Restricted Stapled Unit Plan is presented below:

	2020		2019
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
RSUs and PSUs outstanding, January 1	145	$55.93	117	$50.34
New grants(1)	53	66.61	84	61.83
Forfeited	(1)	67.66	(1)	47.06
Settled in cash	(33)	55.70	(35)	52.91
Settled in stapled units	(31)	55.70	(20)	52.91
RSUs and PSUs outstanding, September 30(1)	133	$60.18	145	$56.83

(1)

New grants include 20,816 RSUs and 26,546 PSUs granted during the nine month period ended September 30, 2020 (2019 — 54,145 RSUs and 24,587 PSUs). Total restricted stapled units outstanding at September 30, 2020 include a total of 75,569 RSUs and 57,332 PSUs granted (2019 — 116,038 RSUs and 28,784 PSUs).

The fair value of the outstanding RSUs was $3.6 million at September 30, 2020 and is based on the market price of the Trust’s stapled unit. The fair value is adjusted for changes in the market price of the Trust’s stapled unit and recorded as a liability in the employee unit-based compensation payables (note 10).

The fair value of the outstanding PSUs was $2.6 million at September 30, 2020 and is recorded as a liability in the employee unit-based compensation payables (note 10). The fair value is calculated using the Monte-Carlo simulation model based on the assumptions below as well as a

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market adjustment factor based on the total unitholder return of the Trust’s stapled units relative to the S&P/TSX Capped REIT Index.

Grant Date	January 1, 2020, January 1, August 12, September 24, 2019 and November 16, 2018
PSUs granted	54,863
Term to expiry	2.2 years
Average volatility rate	41.0%
Weighted average risk free interest rate	0.2%

The Trust’s unit-based compensation expense recognized in general and administrative expenses was:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
DSPs for trustees/directors(1)	$855	$386	$1,485	$1,269
Restricted Stapled Unit Plan for executives and employees	2,394	1,276	4,768	4,062
Unit-based compensation expense	$3,249	$1,662	$6,253	$5,331
Fair value remeasurement expense included in the above:
● DSPs for trustees/directors	$522	$131	$638	$459
● Restricted Stapled Unit Plan for executives and employees	886	306	1,145	1,011
Total fair value remeasurement expense	$1,408	$437	$1,783	$1,470

(1)	In respect of fees mandated and elected to be taken as DSUs.

(b)	Normal Course Issuer Bid

On May 19, 2020, Granite announced the acceptance by the Toronto Stock Exchange (“TSX”) of Granite’s Notice of Intention to Make a Normal Course Issuer Bid (“NCIB”). Pursuant to the NCIB, Granite proposes to purchase through the facilities of the TSX and any alternative trading system in Canada, from time to time and if considered advisable, up to an aggregate of 5,344,576 of Granite’s issued and outstanding stapled units. The NCIB commenced on May 21, 2020 and will conclude on the earlier of the date on which purchases under the bid have been completed and May 20, 2021. Pursuant to the policies of the TSX, daily purchases made by Granite through the TSX may not exceed 58,842 stapled units, subject to certain exceptions. Granite had entered into an automatic securities purchase plan with a broker in order to facilitate repurchases of the stapled units under the NCIB during specified blackout periods. Pursuant to a previous notice of intention to conduct a NCIB, Granite received approval from the TSX to purchase stapled units for the period May 21, 2019 to May 20, 2020.

During the nine month period ended September 30, 2020, Granite repurchased 490,952 stapled units (2019 — 700 stapled units) at an average stapled unit cost of $50.95 for total consideration of $25.0 million (2019 — less than $0.1 million). The difference between the repurchase price and the average cost of the stapled units of $1.3 million (2019 — less than $0.1 million) was recorded to contributed surplus.

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(c)	Stapled Unit Offerings

On June 2, 2020, Granite completed an offering of 4,255,000 stapled units at a price of $68.00 per unit for gross proceeds of $289.3 million, including 555,000 stapled units issued pursuant to the exercise of the over-allotment option granted to the underwriters. Total costs related to the offering totaled $12.4 million and were recorded as a reduction to stapled unitholders’ equity. The net proceeds received by Granite after deducting the total costs related to the offering were $276.9 million.

On April 30, 2019, Granite completed an offering of 3,749,000 stapled units at a price of $61.50 per unit for gross proceeds of $230.6 million, including 489,000 stapled units issued pursuant to the exercise of the over-allotment option granted to the underwriters. Total costs related to the offering totaled $10.2 million and were recorded as a reduction to stapled unitholders’ equity. The net proceeds received by Granite after deducting the total costs related to the offering were $220.4 million.

(d)	Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

As at September 30,	2020	2019
Foreign currency translation gains on investments in subsidiaries, net of related hedging activities and non-controlling interests(1)	$292,320	$183,019
Fair value losses on derivatives designated as net investment hedges	(96,906)	(33,459)
	$195,414	$149,560

(1)	Includes foreign currency translation gains and losses from non-derivative financial instruments designated as net investment hedges.

13. RENTAL REVENUE, RECOVERIES, COSTS AND EXPENSES

(a)	Rental revenue consists of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Base rent	$75,086	$60,850	$214,769	$176,201
Straight-line rent amortization	3,337	1,061	6,262	3,749
Tenant incentive amortization	(1,377)	(1,261)	(3,963)	(3,857)
Property tax recoveries	7,728	5,668	20,229	15,833
Property insurance recoveries	742	538	1,941	1,594
Operating cost recoveries	2,384	1,961	7,720	5,772
	$87,900	$68,817	$246,958	$199,292

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(b)	Property operating costs consist of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Non-recoverable from tenants:
Property taxes and utilities	$253	$232	$723	$987
Legal	32	66	107	210
Consulting	29	38	29	74
Environmental and appraisals	22	—	259	370
Repairs and maintenance	210	165	538	572
Other	170	142	493	497
	$716	$643	$2,149	$2,710
Recoverable from tenants:
Property taxes and utilities	$8,012	$6,075	$21,881	$16,927
Property insurance	781	589	2,177	1,743
Repairs and maintenance	1,122	826	2,591	2,005
Property management fees	734	507	1,964	1,420
Other	52	37	666	906
	$10,701	$8,034	$29,279	$23,001
Property operating costs	$11,417	$8,677	$31,428	$25,711

(c)	General and administrative expenses consist of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Salaries, incentives and benefits	$4,061	$2,801	$11,105	$10,184
Audit, legal and consulting	801	998	2,591	3,475
Trustee/director fees including distributions, revaluations and expenses(1)	895	475	1,635	1,534
RSU and PSU compensation expense including distributions and revaluations(1)	2,394	1,276	4,768	4,062
Other public entity costs	510	397	1,446	1,587
Office rents including property taxes and common area maintenance costs	111	99	309	280
Capital tax	290	120	630	242
Information technology costs	289	238	785	716
Other	221	498	1,016	1,332
	$9,572	$6,902	$24,285	$23,412

(1)	For fair value remeasurement expense amounts see note 12(a).

During the three and nine month periods ended September 30, 2020, Granite incurred less than $0.1 million and $0.1 million of expenses relating to COVID-19, respectively.

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(d)	Interest expense and other financing costs consist of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest and amortized issuance costs and modification losses relating to debentures and term loans	$9,798	$6,671	$22,677	$20,472
Amortization of deferred financing costs and other interest expense and charges	561	564	1,680	1,599
Interest expense related to lease obligations (note 9)	402	392	1,195	909
	$10,761	$7,627	$25,552	$22,980
Less: Capitalized interest	(174)	(74)	(557)	(74)
	$10,587	$7,553	$24,995	$22,906

(e)	Fair value (gains) losses on financial instruments, net, consist of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Foreign exchange forward contracts, net (note 16(a))	$215	$(1,866)	$226	$(110)
Foreign exchange collar contracts, net (note 16(a))	185	—	(1,192)	—
Cross currency interest rate swap (note 8(b))	(1,448)	(80)	5,703	(80)
	$(1,048)	$(1,946)	$4,737	$(190)

For the three and nine month periods ended September 30, 2020, the Trust recorded a fair value gain of $1.4 million and a fair value loss of $5.7 million, respectively, related to the fair value change of the 2024 Cross Currency Interest Rate Swap associated with interest and other movements which has not been designated in a hedging relationship and is therefore recognized in the condensed combined statements of net income (note 8(b)).

14. INCOME TAXES

(a)	The major components of the income tax expense are:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Current income tax expense	$2,159	$1,776	$5,535	$5,373
Deferred income tax expense	12,354	10,423	30,115	33,170
Income tax expense	$14,513	$12,199	$35,650	$38,543

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(b)    The effective income tax rate reported in the condensed combined statements of net income varies from the Canadian statutory rate for the following reasons:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Income before income taxes	$119,749	$126,827	$297,940	$330,176
Expected income taxes at the Canadian statutory tax rate of 26.5% (2019 — 26.5%)	$31,733	$33,609	$78,954	$87,496
Income distributed and taxable to unitholders	(14,937)	(18,623)	(40,251)	(43,172)
Net foreign rate differentials	(2,887)	(2,163)	(6,336)	(6,227)
Net change in provisions for uncertain tax positions	443	430	466	1,238
Net permanent differences	(21)	(813)	(70)	(643)
Withholding taxes and other	182	(241)	2,887	(149)
Income tax expense	$14,513	$12,199	$35,650	$38,543

15. DETAILS OF CASH FLOWS

(a)	Items not involving operating cash flows are shown in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Straight-line rent amortization	$(3,337)	$(1,061)	$(6,262)	$(3,749)
Tenant incentive amortization	1,377	1,261	3,963	3,857
Unit-based compensation expense (note 12(a))	3,249	1,662	6,253	5,331
Fair value gains on investment properties	(62,045)	(78,226)	(132,586)	(197,876)
Depreciation and amortization	286	243	794	676
Fair value losses on financial instruments, net (note 13(e))	(1,048)	(1,946)	4,737	(190)
Loss on sale of investment properties	164	652	164	2,035
Amortization of issuance costs and modification losses relating to debentures and term loans	303	218	714	651
Amortization of deferred financing costs	78	78	234	234
Deferred income taxes (note 14(a))	12,354	10,423	30,115	33,170
Other	122	(54)	47	(153)
	$(48,497)	$(66,750)	$(91,827)	$(156,014)

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(b)	Changes in working capital balances are shown in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Accounts receivable	$7,011	$(1,767)	$8,395	$(1,544)
Prepaid expenses and other	725	(2,227)	676	(1,842)
Accounts payable and accrued liabilities	1,941	174	829	(672)
Deferred revenue	711	(1,519)	2,116	1,516
Restricted cash	—	50	—	45
	$10,388	$(5,289)	$12,016	$(2,497)

(c)	Non-cash investing and financing activities

During the nine month period ended September 30, 2020, 31 thousand stapled units (2019 — 20 thousand stapled units) with a value of $2.0 million (2019 — $1.2 million) were issued under the Restricted Stapled Unit Plan (note 12(a)) and are not recorded in the condensed combined statements of cash flows. In addition, the condensed combined statement of cash flows for the nine month period ended September 30, 2019 does not include the right-of-use asset and lease obligation of $20.5 million, associated with the acquisition of the leasehold interest in two Canadian properties (note 3) and the issuance and consolidation of stapled units associated with the special distribution in the amount of $41.1 million (note 11).

(d)	Cash and cash equivalents consist of:

As at	September 30, 2020	December 31, 2019
Cash	$464,469	$248,499
Short-term deposits	75,208	50,178
	$539,677	$298,677

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16. FAIR VALUE AND RISK MANAGEMENT

(a)	Fair Value of Financial Instruments

The following table provides the measurement basis of financial assets and liabilities as at September 30, 2020 and December 31, 2019:

As at	September 30, 2020			December 31, 2019
	Carrying Value		Fair Value	Carrying Value		Fair Value
Financial assets
Construction funds in escrow	$8,797		$8,797	$16,767		$16,767
Other assets	374	(1)	374	388	(1)	388
Other assets	3,620	(2)	3,620	—		—
Other receivable	—		—	11,650		11,650
Accounts receivable	7,783		7,783	7,812		7,812
Prepaid expenses and other	1,192	(3)	1,192	120	(3)	120
Cash and cash equivalents	539,677		539,677	298,677		298,677
	$561,443		$561,443	$335,414		$335,414
Financial liabilities
Unsecured debentures, net	$1,145,825	(4)	$1,225,285	$648,392		$669,090
Unsecured term loans, net	545,438		545,438	538,602		538,602
Cross currency interest rate swaps	93,110	(5)	93,110	30,365		30,365
Accounts payable and accrued liabilities	64,810		64,810	50,156		50,156
Accounts payable and accrued liabilities	133	(6)	133	27	(6)	27
Distributions payable	13,999		13,999	13,081		13,081
	$1,863,315		$1,942,775	$1,280,623		$1,301,321

(1)	Long-term receivables included in other assets (note 6).
(2)	The 2027 Cross Currency Interest Rate Swap included in other assets (note 6).
(3)	Foreign exchange collars and forward contracts included in prepaid expenses.
(4)	Balance includes current and non-current portions (note 8(a)).
(5)	Balance includes current and non-current portions (note 8(b)).
(6)	Foreign exchange forward contracts included in accounts payable and accrued liabilities.

The fair values of the Trust’s construction funds in escrow, accounts receivable, cash and cash equivalents, accounts payable and accrued liabilities and distributions payable approximate their carrying amounts due to the relatively short periods to maturity of these financial instruments. The fair value of the long-term receivable included in other assets approximates its carrying amount as the receivable bears interest at rates comparable to current market rates. The fair value of the other receivable associated with proceeds from a 2018 property disposal approximates its carrying amount as the amount is revalued at each reporting period. The fair values of the unsecured debentures are determined using quoted market prices. The fair values of the term loans approximate their carrying amounts as the term loans bear interest at rates comparable to the current market rates. The fair values of the cross currency interest rate swaps and foreign exchange collars are determined using market inputs quoted by their counterparties. The fair value of the foreign exchange forward contracts approximate their carrying values as the asset or liability is revalued at the reporting date.

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The Trust periodically purchases foreign exchange collars and forward contracts to hedge specific anticipated foreign currency transactions and to mitigate its foreign exchange exposure on its net cash flows. At September 30, 2020, the Trust held one outstanding foreign exchange forward contract (December 31, 2019 — seven contracts outstanding). The foreign exchange forward contract represents one contract to sell €2.0 million and purchase US$2.2 million. For the three and nine month periods ended September 30, 2020, the Trust recorded a net fair value loss of $0.2 million (2019 — net fair value gain of $1.9 million) and $0.2 million (2019 — net fair value gain of $0.1 million), respectively, related to outstanding foreign exchange forward contracts (note 13(e)). At September 30, 2020, the Trust held 12 outstanding foreign exchange collar contracts (December 31, 2019 — nil) with a notional value of US$60.0 million and contracts the Trust to sell US dollars and receive Canadian dollars if specific US dollar exchange rates relative to the Canadian dollar are met. The Trust also held nine outstanding foreign exchange collar contracts (December 31, 2019 — nil) with a notional value of €18.0 million and contracts the Trust to sell Euros and receive Canadian dollars if specific Euro exchange rates relative to the Canadian dollar are met. For the three and nine month periods ended September 30, 2020, the Trust recorded a net fair value loss of $0.2 million (2019 — nil) and a net fair value gain of $1.2 million (2019 — nil), related to the outstanding foreign exchange collar contracts (note 13(e)). The Trust did not employ hedge accounting for these financial instruments.

(b)	Fair Value Hierarchy

Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. IFRS establishes a fair value hierarchy which is summarized below:

Level 1:	Fair value determined using quoted prices in active markets for identical assets or liabilities.

Level 2:	Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

Level 3:	Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows or similar techniques.

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The following tables represent information related to the Trust’s assets and liabilities measured or disclosed at fair value on a recurring and non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall.

As at September 30, 2020	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE

Assets measured at fair value
Investment properties	$—	$—	$5,338,887
Cross currency interest rate swap included in other assets (note 6)	—	3,620	—
Foreign exchange collars included in prepaid expenses and other	—	1,192	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net (note 8)	1,225,285	—	—
Unsecured term loans, net (note 8)	—	545,438	—
Cross currency interest rate swaps (note 8)	—	93,110	—
Foreign exchange forward contracts included in accounts payable and accrued liabilities	—	133	—
Net (liabilities) assets measured or disclosed at fair value	$(1,225,285)	$(633,869)	$5,338,887

As at December 31, 2019	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE

Assets measured at fair value
Investment properties	$—	$—	$4,457,899
Short-term proceeds receivable associated with a property disposal included in accounts receivable (note 7)	—	—	11,650
Foreign exchange forward contracts included in prepaid expenses and other	—	120	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net (note 8)	669,090	—	—
Unsecured term loans, net (note 8)	—	538,602	—
Cross currency interest rate swaps (note 8)	—	30,365	—
Foreign exchange forward contracts included in accounts payable and accrued liabilities	—	27	—
Net (liabilities) assets measured or disclosed at fair value	$(669,090)	$(568,874)	$4,469,549

For assets and liabilities that are measured at fair value on a recurring basis, the Trust determines whether transfers between the levels of the fair value hierarchy have occurred by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the three and nine month periods ended September 30, 2020 and the year ended December 31, 2019, there were no transfers between the levels.

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(c)	Risk Management

Foreign exchange risk

As at September 30, 2020, the Trust is exposed to foreign exchange risk primarily in respect of movements in the Euro and the US dollar. The Trust is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Trust is exposed to foreign currency risk on its net investment in its foreign currency denominated operations and certain Trust level foreign currency denominated assets and liabilities. At September 30, 2020, the Trust’s foreign currency denominated net assets are $4.2 billion primarily in US dollars and Euros. A 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would result in a gain or loss of approximately $25.7 million and $15.3 million, respectively, to comprehensive income.

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17. COMBINED FINANCIAL INFORMATION

The condensed combined financial statements include the financial position and results of operations and cash flows of each of Granite REIT and Granite GP. Below is a summary of the financial information for each entity along with the elimination entries and other adjustments that aggregate to the condensed combined financial statements:

Balance Sheet	As at September 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$5,338,887			$5,338,887
Investment in Granite LP(1)	—	24	(24)	—
Other non-current assets	20,560			20,560
	5,359,447	24	(24)	5,359,447

Current assets:
Other current assets	13,186	15		13,201
Intercompany receivable(2)	—	12,491	(12,491)	—
Cash and cash equivalents	539,438	239		539,677
Total assets	$5,912,071	12,769	(12,515)	$5,912,325

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$1,441,449			$1,441,449
Other non-current liabilities	476,115			476,115
	1,917,564			1,917,564

Current liabilities:
Unsecured debt, net	249,814			249,814
Intercompany payable(2)	12,491		(12,491)	—
Other current liabilities	109,773	12,745		122,518
Total liabilities	2,289,642	12,745	(12,491)	2,289,896

Equity:
Stapled unitholders’ equity	3,620,319	24		3,620,343
Non-controlling interests	2,110		(24)	2,086
Total liabilities and equity	$5,912,071	12,769	(12,515)	$5,912,325

(1)	Granite REIT Holdings Limited Partnership (“Granite LP”) is 100% owned by Granite REIT and Granite GP.
(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

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Balance Sheet	As at December 31, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$4,457,899			$4,457,899
Investment in Granite LP(1)	—	21	(21)	—
Other non-current assets	24,216			24,216
	4,482,115	21	(21)	4,482,115

Current assets:
Other current assets	23,144	20		23,164
Intercompany receivable(2)	—	11,828	(11,828)	—
Cash and cash equivalents	298,385	292		298,677
Total assets	$4,803,644	12,161	(11,849)	$4,803,956

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$1,186,994			$1,186,994
Other non-current liabilities	383,763			383,763
	1,570,757			1,570,757

Current liabilities:
Intercompany payable(2)	11,828		(11,828)	—
Other current liabilities	72,949	12,140		85,089
Total liabilities	1,655,534	12,140	(11,828)	1,655,846

Equity:
Stapled unitholders’ equity	3,146,122	21		3,146,143
Non-controlling interests	1,988		(21)	1,967
Total liabilities and equity	$4,803,644	12,161	(11,849)	$4,803,956

(1)	Granite LP is 100% owned by Granite REIT and Granite GP.
(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

Granite REIT 2020 Third Quarter Report    31

Income Statement	Three Months Ended September 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$87,900			$87,900

General and administrative expenses	9,572			9,572
Interest expense and other financing costs, net	10,587			10,587
Other costs and expenses, net	10,921			10,921
Share of (income) loss of Granite LP	—	(1)	1	—
Fair value gains on investment properties, net	(62,045)			(62,045)
Fair value gains on financial instruments, net	(1,048)			(1,048)
Loss on sale of investment properties	164			164
Income before income taxes	119,749	1	(1)	119,749
Income tax expense	14,513			14,513
Net income	105,236	1	(1)	105,236
Less net income attributable to non-controlling interests	38		(1)	37
Net income attributable to stapled unitholders	$105,198	1	—	$105,199

Income Statement	Three Months Ended September 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$68,817			$68,817

General and administrative expenses	6,902			6,902
Interest expense and other financing costs, net	7,553			7,553
Other costs and expenses, net	7,055			7,055
Share of (income) loss of Granite LP	—	(1)	1	—
Fair value gains on investment properties, net	(78,226)			(78,226)
Fair value gains on financial instruments, net	(1,946)			(1,946)
Loss on sale of investment properties	652			652
Income before income taxes	126,827	1	(1)	126,827
Income tax expense	12,199			12,199
Net income	114,628	1	(1)	114,628
Less net income attributable to non-controlling interests	101		(1)	100
Net income attributable to stapled unitholders	$114,527	1	—	$114,528

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Income Statement	Nine Months Ended September 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$246,958			$246,958

General and administrative expenses	24,285			24,285
Interest expense and other financing costs	24,995			24,995
Other costs and expenses, net	27,423			27,423
Share of (income) loss of Granite LP	—	(3)	3	—
Fair value gains on investment properties, net	(132,586)			(132,586)
Fair value losses on financial instruments, net	4,737			4,737
Loss on sale of investment properties	164			164
Income before income taxes	297,940	3	(3)	297,940
Income tax expense	35,650			35,650
Net income	262,290	3	(3)	262,290
Less net income attributable to non-controlling interests	141		(3)	138
Net income attributable to stapled unitholders	$262,149	3	—	$262,152

Income Statement	Nine Months Ended September 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$200,147			$200,147

General and administrative expenses	23,412			23,412
Interest expense and other financing costs	22,906			22,906
Other costs and expenses, net	19,684			19,684
Share of (income) loss of Granite LP	—	(3)	3	—
Fair value gains on investment properties, net	(197,876)			(197,876)
Fair value gains on financial instruments, net	(190)			(190)
Loss on sale of investment properties	2,035			2,035
Income before income taxes	330,176	3	(3)	330,176
Income tax expense	38,543			38,543
Net income	291,633	3	(3)	291,633
Less net income attributable to non-controlling interests	185		(3)	182
Net income attributable to stapled unitholders	$291,448	3	—	$291,451

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Statement of Cash Flows	Three Months Ended September 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$105,236	1	(1)	$105,236
Items not involving current cash flows	(48,497)	(1)	1	(48,497)
Changes in working capital balances	10,254	134	—	10,388
Other operating activities	(1,017)			(1,017)
Cash provided by operating activities	65,976	134	—	66,110
INVESTING ACTIVITIES
Property acquisitions	(114,713)			(114,713)
Proceeds from disposals, net	35,468			35,468
Investment property capital additions
— Maintenance or improvements	(1,431)			(1,431)
— Developments or expansions	(7,830)			(7,830)
— Costs to complete acquired property	(2,012)			(2,012)
Other investing activities	(5,554)			(5,554)
Cash used in investing activities	(96,072)	—	—	(96,072)
FINANCING ACTIVITIES
Distributions paid	(41,994)			(41,994)
Other financing activities	(1,790)			(1,790)
Cash used in financing activities	(43,784)	—	—	(43,784)
Effect of exchange rate changes	(3,825)			(3,825)
Net (decrease) increase in cash and cash equivalents during the period	$(77,705)	134	—	$(77,571)

Statement of Cash Flows	Three Months Ended September 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$114,628	1	(1)	$114,628
Items not involving current cash flows	(66,750)	(1)	1	(66,750)
Changes in working capital balances	(5,660)	371	—	(5,289)
Other operating activities	207			207
Cash provided by operating activities	42,425	371	—	42,796
INVESTING ACTIVITIES
Property acquisitions	(51,570)			(51,570)
Proceeds from disposals, net	12,610			12,610
Investment property capital additions
— Maintenance or improvements	(847)			(847)
— Developments or expansions	(7,203)			(7,203)
Acquisition deposits	(1,325)			(1,325)
Other investing activities	(44)			(44)
Cash used in investing activities	(48,379)	—	—	(48,379)
FINANCING ACTIVITIES
Distributions paid	(34,564)			(34,564)
Other financing activities	(659)			(659)
Cash used in financing activities	(35,223)	—	—	(35,223)
Effect of exchange rate changes	(642)			(642)
Net (decrease) increase in cash and cash equivalents during the period	$(41,819)	371	—	$(41,448)

34    Granite REIT 2020 Third Quarter Report

Statement of Cash Flows	Nine Months Ended September 30, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$262,290	3	(3)	$262,290
Items not involving operating cash flows	(91,827)	(3)	3	(91,827)
Changes in working capital balances	12,068	(52)		12,016
Other operating activities	3,421			3,421
Cash provided by (used in) operating activities	185,952	(52)	—	185,900
INVESTING ACTIVITIES
Property acquisitions	(565,346)			(565,346)
Proceeds from disposals, net	35,468			35,468
Investment property capital additions
— Maintenance or improvements	(4,749)			(4,749)
— Developments or expansions	(33,433)			(33,433)
— Costs to complete acquired property	(8,603)			(8,603)
Other investing activities	303			303
Cash used in investing activities	(576,360)	—	—	(576,360)
FINANCING ACTIVITIES
Distributions paid	(120,134)			(120,134)
Other financing activities	747,994			747,994
Cash provided by financing activities	627,860	—	—	627,860
Effect of exchange rate changes	3,600			3,600
Net increase (decrease) in cash and cash equivalents during the period	$241,052	(52)	—	$241,000

Statement of Cash Flows	Nine Months Ended September 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$291,633	3	(3)	$291,633
Items not involving operating cash flows	(156,014)	(3)	3	(156,014)
Changes in working capital balances	(2,288)	(209)		(2,497)
Other operating activities	208			208
Cash provided by (used in) operating activities	133,539	(209)	—	133,330
INVESTING ACTIVITIES
Property acquisitions	(469,254)			(469,254)
Proceeds from disposals, net	38,238			38,238
Investment property capital additions
— Maintenance or improvements	(2,632)			(2,632)
— Developments or expansions	(11,884)			(11,884)
Acquisition deposits	(1,325)			(1,325)
Other investing activities	16,713			16,713
Cash used in investing activities	(430,144)	—	—	(430,144)
FINANCING ACTIVITIES
Distributions paid	(100,187)			(100,187)
Other financing activities	204,945			204,945
Cash provided by financing activities	104,758	—	—	104,758
Effect of exchange rate changes	(10,776)			(10,776)
Net decrease in cash and cash equivalents during the period	$(202,623)	(209)	—	$(202,832)

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18. COMMITMENTS AND CONTINGENCIES

(a)    The Trust is subject to various legal proceedings and claims that arise in the ordinary course of business. Management evaluates all claims with the advice of legal counsel. Management believes these claims are generally covered by Granite’s insurance policies and that any liability from remaining claims is not probable to occur and would not have a material adverse effect on the condensed combined financial statements. However, actual outcomes may differ from management’s expectations.

(b)    As at September 30, 2020, the Trust’s contractual commitments totaled $65.9 million and comprised of construction and development projects of $54.1 million and the remaining construction costs associated with the property in Tilburg, Netherlands acquired in July 2020 for $11.8 million (€7.6 million) (note 3).

The Trust is involved, in the normal course of business, in discussions, and has various letters of intent or conditional agreements, with respect to possible acquisitions of new properties and dispositions of existing properties in its portfolio. None of these commitments or contingencies, individually or in aggregate, would have a material impact on the condensed combined financial statements.

19. SUBSEQUENT EVENTS

(a)    On October 16, 2020, the Trust declared monthly distributions for October 2020 of $14.0 million (note 11).

(b)    On October 23, 2020, the Trust disposed of one property located in Barcelona, Spain for gross proceeds of $7.8 million (€5.0 million).

(c)    On October 23, 2020, the Trust agreed to acquire an income-producing property located in Atlanta, Georgia, for approximately $107 million (US$80.3 million). The acquisition is subject to customary closing conditions and is expected to close in the fourth quarter of 2020.

36    Granite REIT 2020 Third Quarter Report